Exhibit 99.1
news release

FOR IMMEDIATE RELEASE	MAY 5, 2008
SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
SYKES ENTERPRISES, INCORPORATED REPORTS
FIRST-QUARTER 2008 FINANCIAL RESULTS
Strong first quarter 2008 results sustain eight consecutive
quarters of double-digit comparable revenue growth
rate and drive operating margins to 8.0 percent; raising 2008 business outlook
TAMPA, FL — May 5, 2008 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today financial results for the first-quarter of 2008, the highlights of which are as follows:

	First Quarter	First Quarter
(In millions, except per share data)	2008	2007
Revenues	$203.7	$168.0
Income from Operations	$16.3	$13.6
Net Income	$15.7	$11.8

EPS	$0.38	$0.29
•	First quarter 2008 revenues were a record $203.7 million, up 21.2% comparably, driven by growth in customer care demand across various verticals within the Americas and EMEA regions

•	First quarter 2008 revenue growth was split between new and existing client relationships at 55% and 45%, respectively, and remained broad based, with the top-40 clients, which represented over three-quarters of total revenues, up 28.8% comparably, reflecting continued strong operational performance

•	First quarter 2008 income from operations increased 20.2% to $16.3 million; the first quarter 2008 operating margin was largely in line at 8.0% vs. 8.1% in the comparable period last year

•	Effective tax rate was at 15.4% versus the estimated 28% provided in the Company’s first quarter 2008 business outlook, a $0.05 per diluted share benefit, due to a favorable tax audit determination and a shift in the geographic mix of earnings to lower tax rate jurisdictions
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 20.4% to $137.3 million, or 67.4% of total revenues, for the first quarter of 2008. Revenues for the prior-year period totaled $114.0 million, or

67.8% of total revenues. The year-over-year revenue increase reflects growth in customer care demand and the related ramp-up of new and existing client programs within the technology, financial services, transportation and healthcare verticals. Approximately 61% of the Americas’ first quarter 2008 revenues was generated from services provided offshore compared to approximately 59% in the prior year quarter, reflecting continued growth in customer care demand offshore.
The Americas operating income for the first quarter of 2008 was up 9.0% to $21.9 million, with the operating margin at 15.9% versus 17.6% in the comparable quarter last year. The 170 basis points year-over-year Americas operating margin decrease was due to a combination of factors, including wage increases across certain client programs, ramp-up related costs due to new and existing client programs and a cooler-than-expected winter in Canada resulting in higher roadside assistance tow claims, all of which were partially offset by lower telephony and travel costs.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) segment increased 22.8% to $66.4 million, representing 32.6% of SYKES’ total revenues for the first quarter of 2008 compared to $54.0 million, or 32.2%, in the prior year first quarter. The $12.4 million year-over-year increase was split evenly between growth in customer care demand of $6.2 million and a stronger Euro contributing $6.2 million. The growth in customer care demand was driven by existing and new client programs within the technology and communications verticals.
The EMEA operating income for the first quarter of 2008 was up approximately 59.3% to $4.6 million, with the operating margin at 7.0% versus 5.4% in the comparable quarter last year. The year-over-year margin increase was due to a reduction in telephony, material and travel costs, partially offset by higher wages.
Corporate G&A Expenses
Corporate costs totaled $10.2 million, or 5.0% of revenues, in the first quarter of 2008, compared to $9.4 million, or 5.6% of revenues, in the comparable quarter last year. The corporate general and administrative expenses declined 60 basis points due largely to better general and administrative expense leverage.
Other Income and Taxes
Other income for the first quarter of 2008 totaled approximately $2.3 million compared to other income of $0.9 million for the same period in the prior year. The year-over-year increase in other income was primarily related to fluctuations in non-functional currency transactions and additional interest income resulting from higher average levels of cash.
The Company’s first quarter effective tax rate was 15.4% versus 18.4% in the same period last year. The first quarter 2008 tax rate was lower than the estimated 28% tax rate provided in the Company’s first quarter 2008 business outlook and below the comparable quarter’s tax rate due principally to a favorable tax audit determination, coupled with a shift in the geographic mix of earnings to lower tax rate jurisdictions.
Liquidity and Capital Resources
The Company’s balance sheet at March 31, 2008 remained strong with cash and cash equivalents of $189.7 million and no outstanding debt. Approximately $171.9 million of the Company’s March 31st cash balance was held in international operations and would be subject to additional taxes if repatriated back to the U.S. At March 31, 2008, the Company also had $50 million of capacity available under its credit facility. For the three-months ended March 31, 2008, the Company generated approximately $1.0 million in cash flow from operating activities versus $4.9 million in comparable period. On a comparable basis, cash flow from operations decreased largely due to an increase in receivables from the 21.2% increase in revenues and a slight increase in days sales outstanding (DSO) due in large part to extended payment terms from certain clients in the EMEA region. In the week following the quarter end, the Company collected $8.7 million in receivables.
Business Outlook
The Company’s second-quarter and full-year 2008 business outlook reflects the continuation of favorable demand for its value proposition. This demand, as discussed in the first quarter 2008 results, continues to be fueled by new and existing client relationships within the Americas and EMEA regions and across various verticals, including technology, financial services, communications, healthcare and transportation. Enabling the demand within those verticals include business lines such as wireless, retail banking, technology original equipment manufacturer (OEM) and travel portals, among others. To address this demand, the Company added approximately 800 seats in the first quarter of 2008 and plans to add an additional 500 seats in the second quarter, as part of the previously-announced 3,000 to 4,000 planned seat additions in 2008 and into 2009. Separately, given the favorable tax audit determination in the first quarter of 2008 and the on-going shift in the mix of earnings to lower tax rate jurisdictions, the Company now expects a reduction in its effective tax rate for the second-quarter and full-year 2008.
Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2008:
•	Revenues in the range of $205 million to $210 million

•	Tax rate of approximately 25%

•	EPS in the range of $0.29 to $0.31 per diluted share

•	Capital expenditures in the range of $8.0 million to $11.0 million
For the twelve months ended December 31, 2008, the Company anticipates the following financial results:
•	Revenues in the range of $815 million to $830 million

•	Tax rate in the range of 23% to 25%

•	EPS in the range of $1.25 to $1.33 per diluted share

•	Capital expenditures in the range of $30.0 million to $35.0 million
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, May 6, 2008 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at www.sykes.com/ourcompany/investorrelations/pressreleases.aspx
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) political and country-specific risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in global business conditions and the global economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients, (xxiv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxv) the impact of economic recessions in the U.S. and other parts of the world, and (xxvi) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Revenues	$203,721	$168,001
Direct salaries and related costs	(130,980)	(105,871)
General and administrative	(56,424)	(48,555)

Income from operations	16,317	13,575
Other income, net	2,251	877

Income before provision for income taxes	18,568	14,452
Provision for income taxes	(2,858)	(2,653)

Net income	$15,710	$11,799

Net income per basic share	$0.39	$0.29
Shares outstanding, basic	40,491	40,299

Net income per diluted share	$0.38	$0.29
Shares outstanding, diluted	40,813	40,550

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Revenues:
Americas	$137,357	$113,963
EMEA	66,364	54,038

Total	$203,721	$168,001

Operating Income:
Americas	$21,862	$20,053
EMEA	4,620	2,900
Corporate G&A expenses	(10,165)	(9,378)

Income from operations	16,317	13,575

Other income, net	2,251	877
Provision for income taxes	(2,858)	(2,653)

Net income	$15,710	$11,799

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets:
Current assets	$384,435	$371,732
Property and equipment, net	78,543	78,574
Other noncurrent assets	54,798	55,169

Total assets	$517,776	$505,475

Liabilities & Shareholders’ Equity:
Current liabilities	$113,520	$118,379
Noncurrent liabilities	21,480	21,775
Shareholders’ equity	382,776	365,321

Total liabilities and shareholders’ equity	$517,776	$505,475

Sykes Enterprises, Incorporated
Supplementary Data

	Q1 2008	Q1 2007
Geographic Mix (% of Total Revenues):

Americas (1)	67.4%	67.8%
Europe, Middle East & Africa (EMEA)	32.6%	32.2%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2008	Q1 2007
Vertical Industry Mix (% of Total Revenues):

Technology / Consumer	33%	31%
Communications	27%	35%
Financial Services	14%	12%
Transportation & Leisure	9%	6%
Healthcare	8%	8%
Other	9%	8%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Cash Flow From Operating Activities:
Net income	$15,710	$11,799
Depreciation and amortization	7,019	5,980
Changes in assets and liabilities and other	(21,693)	(12,847)

Net cash provided by operating activities	$1,036	$4,932

Capital expenditures	$8,063	$6,364
Cash interest paid	$67	$67
Cash taxes paid	$4,061	$2,272